Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of February 26, 2014 (the “Effective Date”), between Health Revenue Assurance Holdings, Inc., a Nevada corporation (the “Company”), and Tim Lankes (the “Employee”).  The Company and the Employee are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given to them in Section 11 below.

WHEREAS, the Employee has substantial business knowledge and expertise in the conduct of the Business and the Company desires to retain the knowledge, expertise and experience of the Employee to assist in the operations and management of the Company and its Subsidiaries;

WHEREAS, Employee acknowledges that the Company and its Subsidiaries expend substantial resources establishing long term relationships with their Customers and Employee will from time to time during the course of his employment be exposed to such Customers and prospective customers and clients;

WHEREAS, Employee acknowledges that in connection with his employment Employee will have access to valuable Confidential Information (as defined in Section 6 below) including, but not limited to, the Company’s and its Subsidiaries’ methods of doing business, business plans and trade secrets; and

WHEREAS, the Company desires that the Employee not directly or indirectly compete with the Company or its Subsidiaries for a reasonable period of time because of the detrimental effect such competition would have on the business of the Company and its Subsidiaries;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.             Employment; Term.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and continuing until terminated as provided in Section 5 hereof (such period being the “Employment Period”).

2.             Position and Duties.

(a)           During the Employment Period, Employee will serve as the Chief Executive Officer of the Company and will have the normal duties, responsibilities and authority of this office, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override Employee’s actions.

(b)           During the Employment Period, Employee will report to the Board and will devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and to the performance of such duties as may be assigned to him from time to time by the Company.  Employee will act in the best interest of the Company and its Subsidiaries and, except as may be specifically permitted by the Board, will not engage in any other business activity.  Employee will perform his duties, responsibilities and functions on behalf of the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3.             Compensation.

(a)           During the Employment Period, Employee’s base salary will be $240,000 per annum (as adjusted from time to time, the “Base Salary”).  Employee’s Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices and may be increased in the sole discretion of the Board.

(b)           In addition to the Base Salary, for each complete calendar year during the Employment Period so long as Employee is employed by the Company on the last day of such calendar year Employee will be eligible to earn a performance bonus (“Performance Bonus”).  Employee’s target Performance Bonus for each complete fiscal year will be equal to fifty percent (50%) of his Base Salary for such fiscal year (the “Target Bonus”).  The actual amount of the Performance Bonus payable to Employee for any fiscal year may be greater than or less than the Target Bonus for such fiscal year and will be determined by the Board based on the achievement of certain financial and individual performance goals to be established annually by the Board.  Any Performance Bonus payable pursuant to this Section 3(b) will be payable in a lump sum at such time as may be determined by the Board, but no later than the earlier of (i) ten (10) business days after the Company finalizes its audited financial statements for the applicable year or (ii) 150 days following the end of such fiscal year.

(c)           Within thirty (30) days following the Effective Date the Company will grant to Employee (a) a stock option (the “Time Vesting Option”) to acquire a number of shares of Common Stock of the Company (the “Common Stock”) equal to two and one half percent (2.5%) of the total number of shares of Common Stock outstanding on the date hereof, calculated on a fully diluted basis (the “Fully Diluted Outstanding Shares of Common Stock”).  The Time Vesting Option will vest in annual equal installments over four (4) years provided that vesting will be immediate upon a Change of Control.

(d)           In addition, within thirty (30) days following the Effective Date the Company will grant to Employee (a) a restricted stock unit grant (the “Performance Vesting Grant”) a number of shares of Common Stock of the Company equal to two and one half percent (2.5%) of the total number of Fully Diluted Outstanding Shares of Common Stock.  The Performance Vesting Grant will vest based on the Company attaining Enterprise Value targets as follows: (i) if the Company attains an Enterprise Value of $20 million then 40% of the shares subject to the Performance Vesting Grant will vest and (ii) for each incremental increase of $10 million in the Enterprise Value of the Company an additional 20% of the shares subject to the Performance Vesting Grant shall vest.  For the avoidance of doubt if the Company achieves an Enterprise Value of $50 million then all of the shares subject to the Performance Vesting Grant will vest.  Vesting of the Performance Vesting Grant will be achieved if the Enterprise Value of the Company meets the relevant threshold either upon a Change of Control or for a period of 60 consecutive days based on the closing price of the Company’s common stock.  The Time Vesting Option and the Performance Vesting Grant will both be issued pursuant to, and will be subject to the terms of, an option plan that will be developed and approved by the Board within thirty (30) days following the Effective Date.

4.             Benefits.  In addition to the Base Salary and other compensation provided for in Section 3 above, Employee will be entitled to the following benefits during the Employment Period:

(a)           Employee will be entitled to participate in the Company’s health and welfare benefit programs and vacation and other benefit programs for which other employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs.

(b)           The Company will reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.  For purposes of Code Section 409A, any reimbursements otherwise payable to Employee under this Section 4(b) shall be paid no later than December 31st of the calendar year following the year in which related expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)           In addition, the company will pay the Employee $40,000 upon the execution of the Agreement.  If at any time before June 30, 2014  of the Employment Period, the Employee relocates within forty (40) miles of the Company’s headquarters, then the Company will pay Employee an additional $20,000 as payment for the relocation within 30 days of notice by Employee of said relocation.  For clarification, no further amounts will be payable to Employee for personal traveling expenses or temporary living during the Employee’s transition period or related to Employee’s relocation.

5.             Termination.

(a)           Notwithstanding Section 1 of this Agreement, Employee’s employment with the Company and the Employment Period will end on the earlier of (i) the Employee’s death or mental or physical disability or incapacity (as determined by a physician selected by the Company in its good faith judgment), (ii) the Employee’s resignation or (iii) termination by the Company at any time with or without Cause (as defined below).  Except as otherwise provided herein, any termination of the Employment Period by the Company or by the Employee will be effective as specified in a written notice from the terminating Party to the other Party.

(b)           If during the Employment Period the Employee’s employment with the Company is terminated pursuant to Section 5(a)(i) above, or is terminated by the Company with Cause or if the Employee resigns for any reason other than Good Reason, then Employee will only be entitled to receive his Base Salary through the date of termination and payment (at the rate of base salary then in effect) for any vacation time accrued during the portion of the then-current calendar year ending with the date of such termination and not used prior to that date and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or affiliates or their benefit plans, other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c)           If (i) Employee’s employment with the Company is terminated during the Employment Period by the Company without Cause or by the Employee with Good Reason and, in either case, (ii) Employee executes a general release (the “Release”) in favor of the Company, their Subsidiaries and their affiliates in form and substance satisfactory to the Company within 25 days of such termination and such release becomes effective and is not revoked or rescinded, and (iii) Employee complies with the terms of this Agreement and the Release, Employee will be entitled to receive his Base Salary for a period equal to twelve (12) months. The severance payments payable to Employee pursuant to this clause (c) of this Section will be paid over time at the times and in the manner that Base Salary is paid pursuant to Section 3 hereof, beginning at the end of the first complete pay period following the sixtieth (60th) day after such termination.  Notwithstanding the foregoing, if the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, any amounts payable to Employee during the first six months and one day following the date of termination pursuant to this Section 5(c) will be deferred until the date which is six (6) months and one day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which Employee would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(d)           Except as otherwise expressly provided herein, all of Employee’s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program or benefit plans of the Company or any of its Subsidiaries which might otherwise accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as COBRA).

(e)           For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving gross misconduct, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace), (iv) repeated failure to perform lawful duties as reasonably directed by the Board and only if written notice has been provided to Employee of such failure and Employee has not cured such failure within 10 days of receipt of such notice, (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or affiliates or in the performance of Employee’s duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company or any of its Subsidiaries or affiliates, (vii) violating any of the terms of the Company’s or any of its Subsidiaries’ established rules or policies which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee, (viii) misrepresenting or failing to disclose a material fact to the Company or any of its affiliates regarding Employee’s work history or personal background, or (ix) any other material breach of this Agreement or any other agreement between the Employee and the Company or any of its Subsidiaries which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee.

(f)           For purposes of this Agreement, “Good Reason” will mean (i) Employee is demoted to a position other than Chief Executive Officer, (ii) any material breach of this Agreement by the Company, which breach is not cured within ten (10) business days following written notice to the Company of such breach, (iii) the Company requiring Employee, without Employee’s prior consent, to be permanently based at any office located more than thirty (30) miles from the Company’s office at which Employee is based as of the date of this Agreement, excluding travel reasonably required in the performance of Employee’s duties hereunder, or (iv) the Company’s liquidation, insolvency, assignment for the benefit of creditor(s), or upon the filing of a petition in bankruptcy provided that in the case of clauses (i), (ii), (iii), or (iv) an event or circumstance, (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by Employee if prior thereto Employee has not exercised his right to resign for “Good Reason”), (y) shall only constitute “Good Reason” if Employee gives written notice to the Company of his intent to terminate this Agreement and the Company fails to remedy the same within thirty (30) days after such notice.

6.             Confidential Information.

(a)           Employee recognizes and acknowledges that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information and that Employee will have access to certain Confidential Information of the Company, its Subsidiaries and affiliates and Persons with which the Company and its Subsidiaries do business, and that such Confidential Information constitutes valuable, special and unique property of the Company, its Subsidiaries and affiliates and such other Persons.  “Confidential Information” will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known.  Confidential Information includes, without limitation, the information, observations and data obtained by Employee while employed by the Company and its Subsidiaries (or any of their predecessors) concerning the business or affairs of the Company or any of its Subsidiaries or affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry, the identities of the current, former or prospective employees, suppliers and customers of the Company or its Subsidiaries, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.  The Employee agrees that he will use the Confidential Information only as necessary and only in connection with the performance of his duties hereunder.  Employee agrees that he will not knowingly disclose to any unauthorized Person or use for his own or any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Board, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions or (b) Employee is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that Employee must (i) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (ii) cooperate with the Company to contest, object to or limit such a request and, in any case, when revealing, such Confidential Information to such court order.

(b)           Employee understands that the Company and its Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company and its Subsidiaries and affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 6, Employee will hold Third Party Information in the strictest confidence and will not knowingly disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.

(c)           During the Employment Period, Employee will not improperly use or knowingly disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity.  Employee will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Employee’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or other Person.

7.             Return of Corporate Property.  Employee acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Employee concerning any information relating to the business of the Company or any of its Subsidiaries, whether confidential or not, are the property of the Company.  Employee will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Subsidiaries which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product (as defined in Section 8 below) or the business of the Company or any of its Subsidiaries, which he may then possess or have under his control.  The Employee will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion (at the Company’s expense) to ensure the continued confidentiality and protection of the Confidential Information.  The Employee will notify the Company promptly and in writing of any circumstances of which Employee has knowledge relating to any possession or use of any Confidential Information (a) by any Person other than those authorized by the terms of this Agreement or (b) by an authorized person in an unauthorized manner.

8.             Intellectual Property Rights.  Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s or any of its Subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Subsidiaries or any of their predecessors (collectively, the “Work Product”) belong to the Company or such Subsidiary.  All Work Product created by Employee while employed by the Company or any of its predecessors will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein.   All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Employee’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement.  Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

9.             Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of his employment with the Company and its Subsidiaries (and their predecessors) he has, and will continue to, become familiar with the Company’s and its Subsidiaries’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its Subsidiaries and their customers and suppliers and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Employee agrees that, so long as Employee is employed by the Company or any of its Subsidiaries and continuing for one year  thereafter (the “Restricted Period”), Employee will not, directly or indirectly, in any manner, anywhere in the Applicable Area (whether on his own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity):

(i)            act in a capacity, or provide services, substantially similar to those that Employee acted in or provided for the Company or any of its Subsidiaries, for any business that is the same as, or substantially similar to, the Business;

(ii)           act in a capacity, or provide services, substantially similar to those that Employee acted in or provided for the Company or any of its Subsidiaries, for any business that competes with the Business;

(iii)          act in a capacity, or provide services, substantially similar to those that Employee acted in or provided for the Company or any of its Subsidiaries, for any business that competes with any other business conducted by the Company or any of its affiliates during the Employment Period;

(iv)          supervise, manage or oversee others engaging in any of the activities described above;

(v)           engage in the Business or manage, control, participate in, provide financing to, consult with, or render services for, any other Person that engages in the Business;

(vi)          otherwise engage in any business, venture or activity that is competitive with the Business; or

(vii)         own any interest in, consult with, render services to or otherwise assist any Person that does any of the foregoing.

Nothing herein will prohibit Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b)           So long as Employee is employed by the Company or any of its Subsidiaries and for one year thereafter (the “Nonsolicit Period”) Employee will not, directly or indirectly, in any manner (whether on his own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity):  (i)  recruit, solicit or otherwise attempt to employ or retain, or enter into any business relationship with, any current or former employee of or consultant to the Company or any of its Subsidiaries, (ii)  hire or engage or otherwise retain or enter into any business relationship with, any current or former employee of or consultant to the Company or any of its Subsidiaries, or (iii) induce or attempt to induce any current or former employee of, or consultant to, the Company or any of its Subsidiaries, to leave the employ of the Company or any such Subsidiary, or in any way intentionally interfere with the relationship between the Company or any of its Subsidiaries and any their employees or consultants (provided, however that Employee may hire former employees and consultants to the Company and Subsidiaries after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or any of its Subsidiaries for a period of at least twelve (12) months).

(c)           So long as Employee is employed by the Company or any of its Subsidiaries and for two years thereafter Employee will not, directly or indirectly, in any manner (whether on his own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity):  (i) call on, solicit or service any Customer of Company with the intent of selling or attempting to sell any service or product substantially similar to the specific services or products sold by the Company or any of its Subsidiaries in the Applicable Area, or (ii) in any way intentionally interfere with the relationship between the Company or any of its Subsidiaries and any Customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, any of its Subsidiaries or any of their operations, officers, directors or investors).

(d)           Employee acknowledges and agrees that the restrictions contained in this Section 9 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Subsidiaries and that Employee has had the opportunity to review the provisions of this Agreement with his legal counsel.  In particular, the Company and its Subsidiaries expend significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and such methods, technology, customer lists, customer relationships and trade secrets have significant value and that the Company would suffer irreparable harm if Employee breached Sections 6, 7, 8 or 9.  However, if, at the time of enforcement of this Section 9, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(e)           In the event of the breach or a threatened breach by Employee of any of the provisions of Sections 6, 7, 8 or this Section 9, the Company and any of its Subsidiaries, in addition and supplementary to any other rights and remedies existing in their favor, will be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

(f)           If either party (i) brings an action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement and (ii) prevails in such action or proceeding, then the non-prevailing party will, in addition to any other rights and remedies available to the prevailing party, reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

10.           Employee’s Representations.  Employee hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (iii) Employee is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms.  Employee hereby acknowledges and represents that Employee has had the opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

11.           Definitions.

“Applicable Area” means within any state in which the Company or any of its Subsidiaries engaged in Business during the twelve (12) month period prior to the time of Employee’s termination of employment.  For purposes of this definition the Company shall be deemed to be engaged in the Business in any state where a Customer is located and in any state where employees of the Company or any of its Subsidiaries perform services.

“Board” means the Board of Directors of the Company.

“Business” means the business (whether conducted or to be conducted in the future) of (a) developing, providing, marketing and selling healthcare coding services, coding auditing services and/or coding related technology, software or training , and (b) providing any other products or services which the Company or any of its Subsidiaries provide  during the Employment Period.

“Change of Control” means the occurrence of any of the following events, whether in one or a series of related transactions:  (a) the acquisition of at least fifty percent (50%) of the then outstanding shares of common stock of Health Revenue Assurance Holdings, Inc. by any Person or entity other than Great Point Partners LLC or any of its affiliates or funds managed by it or its affiliates (collectively, “GPP”), (b) the acquisition of all or substantially all of the assets of Health Revenue Assurance Holdings, Inc., or (c) any merger or consolidation of Health Revenue Assurance Holdings, Inc., provided that the events described in clause (b) or (c) of this definition will not be deemed a Change of Control if more than fifty percent (50%) of the then outstanding shares of common stock of the acquiring entity or surviving entity (in the case of a merger) are owned by GPP or Persons who, immediately prior to such event, owned more than fifty percent (50%) of the then outstanding shares of common stock of Health Revenue Assurance Holdings, Inc., as the case may be.  In determining whether the fifty percent (50%) threshold discussed above has been met, shares which are subject to voting control by a Person or Persons acting under a voting agreement (but not a revocable proxy) will be counted, even though such shares may not be owned by such Person.

“Customer” means any Person who:  (a) purchased products or services from the Company or any Subsidiary (or their predecessors) during the three years prior to the date of termination of Employee’s employment (including without limitation Tenet Healthcare Corporation, Kaiser Permanente and their subsidiaries and affiliates; or (b) is in the Company’s “sales pipeline” at the time of Employee’s termination of employment.

“Enterprise Value” means:

(a)           the number of shares of the Company’s Common Stock outstanding multiplied by (i) the last reported sales price of a share of the Common Stock, regular way, or, in the event that no sale takes place on such date, the average of the reported closing bid and asked prices of a share of the Common Stock, regular way, in either case (x) on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or (y) if not then listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System, (ii) if the Common Stock is not quoted on such National Market System, (x) the average of the closing bid and asked prices on such date of a share of Common Stock in the over-the-counter market as reported by NASDAQ, or (y) if bid and asked prices for a share of the Stock on such date shall not have been reported through NASDAQ, the average of the bid and asked prices for such date as furnished by any American or New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board, (iii) if the Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value of a share of Common Stock determined by the Board in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(l) or (iv) if the Enterprise Value is being determined in connection with a Change in Control, the price paid for a share of Common Stock in connection with such Change in Control, plus

(b)           the principal amount of indebtedness for borrowed money owed by the Company to a third party, minus

(c)           the amount of the Company’s and its Subsidiaries’ cash, cash equivalents or short term investments.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiaries” means any corporation, limited liability company or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or any corporation or other entity of which the Company or one of its Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one or more Subsidiaries.

12.           Survival.  Sections 5 through 26 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

13.           Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Employee:

Tim Lankes
1606 Hillwood Drive
Brentwood, TN 37027
Email:  tim.lankes@gmail.com

Notices to the Company:

Health Revenue Assurance Holdings, Inc.
8551 W. Sunrise Boulevard, Suite 304
Plantation, FL 33322
Attn:   Chairman of the Board and President
Email:  _______________

with copies to (which will not constitute notice to the Company):

McDermott Will & Emery LLP
227 West Monroe St.
Suite 4400
Chicago, IL 60606
Attn: Brooks B. Gruemmer
Facsimile:  (312) 984-7700

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

16.           Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile and electronic signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.           No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

18.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.  The Company may assign its rights and obligations hereunder (including without limitation its rights under Section 9), without the consent of, or notice to, the Employee, to any of the Company’s affiliates or any Subsidiary of the Company.  In the event of a Change of Control, if the Company is not the surviving entity, the Company will assign this Agreement to the Person that acquires the Company and retains the Employee, in which case all references to the Company will refer to such assignee.

19.           Choice of Law; Exclusive Venue.  THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.  THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE SOUTHERN DISTRICT OF FLORIDA OR THE FLORIDA STATE COURT IN BROWARD COUNTY, FLORIDA (COLLECTIVELY THE “DESIGNATED COURTS”).  EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.  EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 13 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

20.           Mutual Waiver of Jury Trial.  THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  THE PARTIES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

21.           Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

22.           Withholding.  The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

23.           Corporate Opportunities.  During the Employment Period, Employee will submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which directly compete with the specific businesses of the Company or its Subsidiaries as such businesses of the Company or its Subsidiaries exist at any time during the Employment Period (“Corporate Opportunities”).  During the Employment Period, unless approved by the Board, Employee will not accept or pursue, directly or indirectly, any such competitive Corporate Opportunities on Employee’s own behalf.

24.           Assistance in Proceedings.  During the Employment Period and for twelve (12) months thereafter, Employee will cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its Subsidiaries all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).  In the event the Company requires Employee’s cooperation in accordance with this Section 24, the Company will pay Employee a reasonable per diem as determined by the Board and reimburse Employee for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

25.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

26.           409A.  It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed and interpreted consistent with that intent. Employee and the Company agree to agree to make such reasonable amendments to this Agreement as may be necessary to avoid the imposition of penalties and additional taxes on Employee under Code Section 409A of the Code.  For purposes of Code Section 409A, (i) references herein to the Employee’s “termination of employment” or like references shall refer to the Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and (ii) each amount payable under this Agreement as a result of the separation of the Employee’s service shall constitute a “separate payment” within the meaning of Treasury Regulation §1.409A-2(b)(2)(iii), and each such payment shall at all times be considered a separate and distinct payment for all purposes of Code Section 409A.  Employee acknowledges and agrees that notwithstanding this Section 26 or any other provision of this Agreement, the Company is not providing any tax advice with respect to Code Section 409A or otherwise and is not making any guarantees or other assurances of any kind to Employee with respect to the tax consequences or treatment of any amounts paid or payable to Employee hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

By:
Name:
Its:

/s/ Tim Lankes
Tim Lankes